Exhibit 99.1

News Release
Contact: Media:   Robert E. "Chip" Coffee, Jr., President and Chief Executive Officer 843 388-8433
                               Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website:  www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Announces Second Quarter Results
Highlights include branch and customer deposit growth and strengthened capital position

Mt. Pleasant, SC, July 25, 2008 – Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced today results for the second quarter ended June 30, 2008. “During the quarter, the Bank reached several strategic milestones that we believe position us for continued success. Most importantly,” explained Chief Executive Officer, Robert E. Coffee, Jr., “we completed the sale of $6.0 million of trust preferred securities, which allows us to maintain a well-capitalized position for future growth. Consistent with our objectives, we opened a new branch in Bluffton, SC and are now preparing for the upcoming grand opening of our seventh branch, located in Murrells Inlet. This opening early in the third quarter completes the initial round of expansion and demonstrates our ability to accomplish the strategic objectives set forth by our management team.”

The new banking locations and the resulting increase in professional staff have contributed to the growth of both our loan and deposit accounts. As a result, we have added 264 new loan accounts and 3,491 new deposit accounts during the first six months of 2008. Our new branch locations contributed to annualized asset growth of 34.9% during the first half of 2008 and a corresponding increase in interest income of 14.1% compared to June 30, 2007. For the quarter ended June 30, 2008, year-to-date growth for loans and deposits was $41.6 million and $98.7 million, respectively, with assets increasing $89.5 million to reach $601.7 million at quarter end.

Recent actions by the Federal Reserve Board to reduce the federal funds rate from 6.25% a year ago to 2.00% at the end of June 30, 2008 have resulted in tightened margins in the financial market. For the period ended June 30, 2008, our net interest margin was 2.65% compared to 3.24% at June 30, 2007. Primarily as a result of the decrease in the net interest margin, the Company recorded a net loss of $464,799 for the six months ended June 30, 2008 as compared to a net profit of $128,098 for the period ended June 30, 2007. On a per share basis, our loss amounted to $0.12 and $0.11 on a basic and diluted basis, respectively, for the six months ended June 30, 2008.

While there has been significant attention on the problems in the sub prime mortgage markets, our portfolio does not have a material exposure to these higher risk credits as we focus on providing credit and deposit products for proven customer relationships. We do not originate or hold any subprime loans and adhere to strict internal and regulatory guidelines with regard to our credit underwriting standards. Although our credit-related issues increased in comparison to previous periods, we are working to resolve each situation. For the six months ended June 30, 2008, non-accrual and charged-off loans amounted to $2.9 million, and $172,000, respectively. The entire balance of other real estate owned at December 31, 2007, approximately $90,000, was satisfactorily resolved early during the second quarter without any additional loss. At June 30, 2008, our ratio of nonperforming assets to total assets of 0.48% and our ratio of net charge-offs to average loans of 0.04% continue to compare favorably to the industry. Our provision for loan losses for the second quarter totaled $314,000, reflecting the loan growth experienced year-to-date. At June 30, 2008, the allowance for loan losses amounted to 1.10% of total loans.

During the second quarter, Tidelands generated significant increases in retail deposits through its six full-service branch locations. The bank’s reliance on brokered deposits decreased $61.5 million during the quarter ended June 30, 2008 while the bank generated $77.2 million in customer time deposits and $17.2 million in interest checking deposits. We anticipate this trend continuing throughout the year as a result of our expansion into the Hilton Head/Bluffton and Murrells Inlet markets. Simultaneously, we have reduced our overall dependence on other wholesale borrowings, which should allow us to lower our cost of funds and increase core deposits. Specifically, securities sold under repurchase agreements and advances from the Federal Home Loan Bank decreased by a combined $15.0 million since December 31, 2007.

Despite the challenges present in the current financial market, there are also many unique opportunities to excel and exceed through the normal course of operations. As we continue to address these events, we believe that our capital base and strong credit culture strategically position Tidelands to capitalize on these opportunities and attract new customer relationships. Our focus remains consistent on the future growth and expansion within our geographic footprint.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of certain factors, many of which are beyond our control, that could cause or contribute to our actual results differing materially from future results expressed or implied by our forward-looking statements, please see our Annual Report on Form 10-KSB for the year ended December 31, 2007, and our other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

                Our summary consolidated financial data as of and for the quarter ended June 30, 2008 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$13,783,616	$12,983,547	$6,677,908	$6,823,373
Securities available for sale, taxable	2,481,591	968,042	1,314,734	499,233
Securities available for sale, non-taxable	149,486	159,092	70,679	102,516
Federal funds sold	187,876	432,126	125,499	280,768
Other interest income	1,914	4,146	576	2,938

Total interest income	16,604,483	14,546,953	8,189,396	7,708,828

Interest expense:
Time deposits $100,000 and over	951,913	185,725	546,163	89,725
Other deposits	7,253,837	7,343,465	3,433,765	4,072,976
Other borrowings	1,503,883	1,054,455	666,278	485,864

Total interest expense	9,709,633	8,583,645	4,646,206	4,648,565

Net interest income	6,894,850	5,963,308	3,543,190	3,060,263

Provision for loan losses	777,000	1,025,000	314,000	510,000

Net interest income after
provision for loan losses	6,117,850	4,938,308	3,229,190	2,550,263

Noninterest income:
Service charges on deposit accounts	18,312	17,076	8,755	9,270
Residential mortgage origination income	280,128	442,984	139,814	201,156
Gain on sale of securities available for sale	32,154	2,864	-	-
Gain on sale of real estate	23,351	-	2,832	-
Other service fees and commissions	149,935	85,014	86,616	43,982
Bank owned life insurance	226,229	143,460	129,229	73,515
Other	14,786	8,632	9,581	3,940

Total noninterest income	744,895	700,030	376,827	331,863

Noninterest expense:
Salaries and employee benefits	4,404,340	3,207,462	2,289,191	1,698,092
Net occupancy	659,784	380,338	334,427	205,157
Furniture and equipment	334,099	174,684	176,574	92,260
Other operating	2,279,801	1,668,756	1,232,785	962,199

Total noninterest expense	7,678,024	5,431,240	4,032,977	2,957,708

Income (loss) before income taxes	(815,279)	207,098	(426,960)	(75,582)

Income tax expense (benefit)	(350,480)	79,000	(195,480)	(28,000)

Net income (loss)	$(464,799)	$128,098	$(231,480)	$(47,582)

Earnings (loss) per common share
Basic earnings (loss) per share	$(0.12)	$0.03	$(0.06)	$(0.01)

Diluted earnings (loss) per share	$(0.11)	$0.03	$(0.06)	$(0.01)

Weighted average common shares outstanding
Basic	4,056,416	4,274,466	4,044,186	4,276,468

Diluted	4,073,489	4,274,466	4,053,326	4,276,468

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,964,503	$724,957
Federal funds sold	7,625,000	1,945,000

Total cash and cash equivalents	10,589,503	2,669,957

Securities available for sale	120,647,662	88,036,109
Nonmarketable equity securities	2,196,140	2,060,940

Total securities	122,843,802	90,097,049

Mortgage loans held for sale	655,967	1,426,800

Loans receivable	432,986,674	391,349,869
Less allowance for loan losses	4,763,165	4,158,324

Loans, net	428,223,509	387,191,545

Premises, furniture and equipment, net	19,587,077	17,759,388
Accrued interest receivable	3,049,974	3,164,124
Bank owned life insurance	13,077,047	7,849,156
Other assets	3,694,244	2,111,572

Total assets	$601,721,123	$512,269,591

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$12,649,686	$10,191,152
Interest-bearing transaction accounts	25,566,735	8,460,166
Savings and money market	152,436,066	199,833,835
Time deposits $100,000 and over	71,573,801	29,876,086
Other time deposits	224,641,285	139,808,202

Total deposits	486,867,573	388,169,441

Securities sold under agreements to repurchase	30,000,000	41,040,000
Junior subordinated debentures	14,434,000	8,248,000
Advances from Federal Home Loan Bank	25,000,000	29,000,000
ESOP borrowings	2,750,000	2,427,500
Accrued interest payable	1,505,727	1,341,161
Other liabilities	1,604,979	1,088,319

Total liabilities	562,162,279	471,314,421

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value, 10,000,000 shares
authorized; 4,277,176 and 4,277,176 shares issued and
outstanding at June 30, 2008 and December 31, 2007, respectively	42,772	42,772
Unearned ESOP shares	(2,721,340)	(2,427,500)
Capital surplus	43,118,044	42,788,666
Retained earnings (deficit)	(415,635)	49,164
Accumulated other comprehensive income (loss)	(464,997)	502,068

Total shareholders' equity	39,558,844	40,955,170

Total liabilities and shareholders' equity	$601,721,123	$512,269,591

Tidelands Bancshares, Inc. and Subsidiary

Per Share Data:	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income, basic	$(0.12)	$0.03	$(0.06)	$(0.01)
Net income, diluted	$(0.11)	$0.03	$(0.06)	$(0.01)
Book value	$9.25	$9.72	$9.25	$9.72
Weighted average number of shares
outstanding:
Basic	4,056,416	4,274,466	4,044,186	4,276,468
Diluted	4,073,489	4,274,466	4,053,326	4,276,468

Performance Ratios:
Return on average assets (1)	(0.17%)	0.07%	(0.16%)	(0.05%)
Return on average equity (1)	(2.30%)	0.62%	(2.30%)	(0.45%)
Net interest margin (1)	2.65%	3.24%	2.60%	3.09%
Efficiency ratio (2)	100.50%	81.51%	102.88%	87.19%

	At June 30,
	2008	2007
Asset Quality Data:
Loans 90 days or more past due and still accruing interest	$-	$-
Loans restructured or otherwise impaired((5))	-	-
Nonaccrual loans	2,901,061	501,094
Loan charge-offs year to date, net recoveries	172,159	222,106
Other real estate owned	-	-

Nonperforming assets to total loans (4)	0.67%	0.15%
Nonperforming assets to total assets(4)	0.48%	0.12%
Net charge-offs year to date to average total loans(3)	0.04%	0.07%
Allowance for loan losses to nonperforming loans	164.19%	409.17%
Allowance for loan losses to total loans (3)	1.10%	1.25%

	At June 30,
	2008	2007
Capital Ratios:
Period end tangible equity to tangible assets	6.57%	9.72%
Leverage ratio	7.92%	11.56%
Tier 1 risk-based capital ratio	9.81%	13.46%
Total risk-based capital ratio	11.44%	14.64%

Growth Ratios and Other Data:
Percentage change in assets(1)	35.12%	54.52%
Percentage change in loans(1) (3)	21.40%	50.33%
Percentage change in deposits(1)	51.13%	70.95%
Loans to deposit ratio (3)	88.93%	97.46%

_________________
1 – Annualized for the six and three month periods, respectively.
2 – Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
3 – Includes nonperforming loans.
4 – Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned
5 – Loans restructure or otherwise impaired do not include nonaccrual loans.